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                                                                    Exhibit 99.1

[PLUG POWER LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

Contacts:
David Neumann
Chief Financial Officer
Phone: (518) 782-7700 ext. 1161

Cynthia M. Mahoney
Manager, Public Relations & Marketing
Phone: (518) 782-7700 ext. 1973
Web site: http://www.plugpower.com


             PLUG POWER REPORTS YEAR-END AND FOURTH QUARTER RESULTS

LATHAM, N.Y. - February 25, 2003 -- Plug Power Inc. (NASDAQ: PLUG), today reported financial results for the fourth quarter and year ended December 31, 2002.

Net cash spending for the fourth quarter of 2002 decreased to $10.5 million from $11.7 million during the fourth quarter of 2001, including $815,000 spent in the fourth quarter of 2002 related to Plug Power's definitive merger agreement with H Power Corp. (H Power), under which we expect to acquire H Power in a stock-for-stock exchange valued at approximately $50.7 million. Year-to-date net cash spending was $37.1 million in 2002, including $815,000 related to our acquisition of H Power, compared to $55.5 million in 2001.

Revenue for the fourth quarter ended December 31, 2002 was $3.4 million compared to $2.5 million for the fourth quarter of 2001. Year-to-date revenue was $11.8 million compared to $5.7 million in 2001. Fourth quarter and year-to-date revenue excludes deferred product and service revenue as we continue to defer revenue at the time of the initial product sale and amortize that revenue over the period of the underlying service obligations. Deferred revenue was $6.1 million at December 31, 2002 and $6.1 million at December 31, 2001.

Net loss for the quarter was $12.7 million or $0.25 per share, compared to $17.1 million or $0.34 per share for the same period in 2001. Year-to-date, the net loss was $47.2 million or $0.93 per share, compared to $73.1 million or $1.56 per share.

Research and development expenditures combined with cost of revenues decreased to $14.0 million for the fourth quarter ended December 31, 2002 compared to $18.2 million for the same period during 2001. For the full year ended December 31, 2002, these expenses were $51.6 million compared to $71.9 million in 2001.

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General and administrative expenses were $1.9 million for the fourth quarter ended December 31, 2002 compared to $1.9 million for the same period during 2001. For the full year ended December 31, 2002, general and administrative expenses were $7.0 million compared to $7.5 million in 2001.

Weighted average shares outstanding for the quarter ended December 31, 2002 increased to 50.9 million shares compared to 50.2 million for the same period in 2001. For the year ended December 31, 2002, weighted average shares were 50.6 million shares, compared to 46.8 million shares for the year ended December 31, 2001. As of December 31, 2002 there were 50,997,073 shares issued and outstanding.

Plug Power has scheduled a conference call today, February 25 at 10:00 AM (EST) to review its year-end and fourth quarter 2002 results. Interested parties are invited to participate. To listen to the conference call, please call (706) 634-1510. The live web cast can be accessed by logging onto http://www.plugpower.com. A playback of the call will be available on the company's web site until March 4, 2003.

See the attached financial highlights for the year-end and fourth quarter 2002. It should be noted that net cash spending includes cash used in operating activities as well as purchases of property, plant and equipment and principal payments on long-term debt obligations and capital leases, less proceeds from any employee stock option exercises. For more information about Plug Power please visit our web site at http://www.plugpower.com.

Plug Power designs, develops and manufactures on-site electric power generation systems utilizing Proton Exchange Membrane (PEM) fuel cells for stationary applications. Plug Power's fuel cell systems are expected to be sold globally through a joint venture with General Electric and through DTE Energy Technologies in a four-state territory, which includes Michigan, Illinois, Ohio and Indiana. The Company's headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

                                       ###

This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power's future results of operations, Plug Power's product development expectations or of Plug Power's financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Plug Power's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power's ability to develop a commercially viable fuel cell system; the cost and timing of developing Plug Power's fuel cell systems; market acceptance of Plug Power's fuel cell systems; Plug Power's reliance on Plug Power's relationship with certain affiliates of General Electric; Plug Power's ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS and DTE; ability to manufacture fuel cell systems on a commercial basis; competitive factors, such as price competition, competition from other power technologies and competition from other fuel cell companies; the cost and availability of components and parts for Plug Power's fuel cell systems; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power's fuel cell systems; Plug Power's ability to lower the cost of its fuel cell systems and demonstrate their reliability; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under the heading "Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2001, dated March 29, 2002 and filed with the Securities Exchange Commission on March 29, 2002, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

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Plug Power Inc.
Financial Highlights

Balance Sheet Data:                                                     December 31,           December 31,
Assets                                                                     2001                   2002
                                                                    -------------------    -------------------
Current assets:
  Cash and cash equivalents                                               $ 53,648,145           $ 27,257,641
  Restricted cash                                                              310,000                325,000
  Marketable securities                                                     39,034,314             28,590,378
  Accounts receivable                                                        2,608,321              4,145,328
  Inventory                                                                  2,271,278              2,031,995
  Prepaid development costs                                                  1,760,131              2,145,265
  Other current assets                                                         932,719              2,639,630
                                                                    -------------------    -------------------
    Total current assets                                                   100,564,908             67,135,237

Restricted cash                                                              5,000,274              4,675,274
Property, plant and equipment, net                                          30,240,631             26,320,676
Intangible asset                                                             3,470,139                514,847
Investment in affiliates                                                    11,498,000              9,488,762
Other assets                                                                   600,055                547,995
                                                                    -------------------    -------------------
  Total assets                                                            $151,374,007           $108,682,791
                                                                    ===================    ===================

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                        $    762,972              $ 947,839
  Accrued expenses and other currrent liabilities                            3,951,178              3,432,841
  Deferred revenue                                                           5,484,793              5,878,784
                                                                    -------------------    -------------------
    Total current liabilities                                               10,198,943             10,259,464

Long-term debt and other liabilities                                         6,172,173              5,726,559
                                                                    -------------------    -------------------
  Total liabilities                                                         16,371,116             15,986,023

Stockholders' equity                                                       135,002,891             92,696,768
                                                                    -------------------    -------------------
  Total liabilities and stockholders' equity                              $151,374,007           $108,682,791
                                                                    ===================    ===================

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

Statements of Operations Data:                       Three Months Ended December 31,           Twelve Months Ended December 31,
                                                 --------------------------------------    ---------------------------------------
                                                      2001                 2002                   2001                   2002
                                                 -----------------    -----------------    ------------------   ------------------
Revenue
  Product and service revenue                        $  2,136,458         $  2,045,405          $  2,573,434         $  9,426,803
  Research and development contract revenue               368,516            1,331,130             3,168,091            2,391,374
                                                 ----------------     ----------------     -----------------    -----------------
    Total revenue                                       2,504,974            3,376,535             5,741,525           11,818,177

Cost of revenue and expenses
  Cost of revenues                                      4,712,124            3,614,958            11,290,891           11,340,657
  In-process research and development                           -                    -                     -                    -
  Research and development expense:
    Noncash stock-based compensation                      925,807              483,610             1,300,807            1,003,616
    Other research and development                     12,609,483            9,879,824            59,299,042           39,285,548
  General and administrative expense:
    Noncash stock-based compensation                      191,370               66,619               502,370              481,927
    Other general and administrative                    1,714,426            1,785,763             6,990,119            6,473,957
                                                 ----------------     ----------------     -----------------    -----------------
    Operating loss                                    (17,648,236)         (12,454,239)          (73,641,704)         (46,767,528)

Interest income, net                                      927,753              200,351             3,810,461            1,558,440
                                                 ----------------     ----------------     -----------------    -----------------
Loss before equity in losses of affiliates            (16,720,483)         (12,253,888)          (69,831,243)         (45,209,088)

Equity in losses of affiliates                           (349,789)            (465,187)           (3,280,784)          (2,009,238)
                                                 ----------------     ----------------     -----------------    -----------------
Net loss                                             $(17,070,272)        $(12,719,075)         $(73,112,027)        $(47,218,326)
                                                 ================     ================     =================    =================

Loss per share - basic and diluted                   $      (0.34)        $      (0.25)         $      (1.56)        $      (0.93)
                                                 ================     ================     =================    =================

Weighted average number of shares outstanding          50,188,799           50,902,068            46,840,091           50,644,950
                                                 ================     ================     =================    =================

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

Statements of Cash Flows Data:                              Three Months Ended December 31,       Twelve Months Ended December 31,
                                                          ----------------------------------    -----------------------------------
                                                                2001               2002               2001               2002
                                                          ---------------    ---------------    ----------------   ----------------
Net cash used in operating activities                       $ 11,555,704       $ 10,504,398        $ 55,287,148       $ 36,572,386
Purchases of property, plant and equipment, net
     of proceeds on disposals                                    253,624           (190,324)          2,642,136          1,315,606
Principal payments on long-term debt and capital leases          312,375            343,891             382,769            361,058
less: Proceeds from stock option exercises                      (408,135)          (186,152)         (2,782,546)        (1,104,610)
                                                          --------------     --------------     ---------------    ---------------

Net cash spending                                           $ 11,713,568       $ 10,471,813        $ 55,529,507       $ 37,144,440
                                                          ==============     ==============     ===============    ===============